                                                                   EXHIBIT 10.52

                                            ***TEXT OMITTED AND FILED SEPARATELY
                                                CONFIDENTIAL TREATMENT REQUESTED
                                           UNDER 17 C.F.R. SECTIONS 200.80(b)(4)
                                                                   AND 240.24B-2

                 LICENSE, DEVELOPMENT AND COOPERATION AGREEMENT

         THIS LICENSE, DEVELOPMENT, AND COOPERATION AGREEMENT (this "AGREEMENT"), dated as of November 19, 2003 (the "EFFECTIVE DATE"), is entered into between GEN-PROBE INCORPORATED, a Delaware corporation ("GEN-PROBE") with its principal place of business at 10210 Genetic Center Drive, San Diego California 92121, U.S.A., and DIAGNOCURE INC., a company organized under the laws of the Province of Quebec, Canada ("DIAGNOCURE") with its head office at 2050, Rene-Levesque Blvd. W., 6th floor, Sainte-Foy QC G1V 2K8, Canada.

         WHEREAS, DiagnoCure owns or has intellectual property rights with respect to the PCA3(DD3) gene (as defined below) and certain related technology.

         WHEREAS, Gen-Probe desires to obtain an exclusive worldwide license of DiagnoCure's rights in the PCA3(DD3) gene, DiagnoCure Technology (as defined below), and certain related technology in order to develop and commercialize products for use in the Field (as defined below).

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereby agree as follows:

         1. DEFINITIONS. For purposes of this Agreement, the terms defined in this Section 1 shall have the respective meanings set forth below:

                  1.1 "AFFILIATE" shall mean, with respect to any entity, any other entity which directly or indirectly controls, is controlled by, or is under common control with, such entity. An entity shall be regarded as in control of another entity if it owns, or directly or indirectly controls at least fifty percent (50%) of the voting stock or other ownership interest of the other entity, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other entity by any means whatsoever.

                  1.2 "APTIMA(R) TECHNOLOGY" shall mean all technology reasonably necessary to make or use Gen-Probe's APTIMA generation of amplified nucleic acid assays, including Target Capture (TC), Transcription-Mediated Amplification (TMA), Hybridization Protection Assay (HPA) and Dual Kinetic Assay
(DKA) technologies, each to the extent in each case that Gen-Probe has a right to license or sublicense (and subject to the provisions of Section 3.3).

                  1.3      "CHANGE-IN-CEO" shall mean the replacement of Henry
L. Nordhoff as Chief Executive Officer of Gen-Probe; provided, however that (a) no Change-in-CEO will occur if the successor to Mr. Nordhoff has been an employee of Gen-Probe for at least the one-year period preceding the date on which he or she is appointed CEO and (b) no Change-in-CEO will occur if Mr. Nordhoff remains as Chairman of Gen-Probe. In the event that Mr. Nordhoff does not remain as Chairman, and his successor as President and CEO has not been an employee of Gen-Probe for at least one year before the later of Mr. Nordhoff's termination as (i) President and CEO or (ii) Chairman, then DiagnoCure shall have the option for a period of six months to terminate the right of the President and CEO of Gen-Probe, pursuant to Section 6.5.2, to make the final decision in order to resolve a Program Dispute.

                                       1.

                  1.4 "CHANGE-IN-CONTROL" shall mean, with respect to Gen-Probe, (a) the acquisition of Gen-Probe by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation, but excluding any merger effected exclusively for the purpose of changing the domicile of Gen-Probe); (b) the sale, transfer or other disposition of all or substantially all of the assets of Gen-Probe (including without limitation all of its assets relating to this Agreement); or (c) the sale of all or substantially all of the capital stock of Gen-Probe; unless in each of clauses (a) through (c) above, Gen-Probe's stockholders of record immediately prior to such acquisition or sale hold (by virtue of the securities issued in consideration for Gen-Probe's acquisition or sale or otherwise) greater than fifty percent (50%) of the total voting power of the surviving or acquiring entity.

                  1.5 "CONFIDENTIAL INFORMATION" shall mean, with respect to a party, all information of any kind whatsoever (including without limitation, data, compilations, formulae models, patent disclosures, procedures, processes, projections, protocols, results of experimentation and testing, specifications, strategies and techniques), and all tangible and intangible embodiments thereof of any kind whatsoever (including without limitation, apparatus, compositions, documents, drawings, machinery, patent applications, records, reports), (i) which is disclosed by such party to the other party under this Agreement and is marked, identified as or otherwise acknowledged to be confidential at the time of disclosure to the other party and (ii) which was disclosed by such party to the other party under the Confidential Disclosure Agreement between the parties dated November 15, 2002. Notwithstanding the foregoing, Confidential Information of a party shall not include information which the other party can establish by written documentation (a) to have been publicly known prior to disclosure of such information by the disclosing party to the other party, (b) to have become publicly known without fault on the part of the other party, subsequent to disclosure of such information by the disclosing party to the other party, (c) to have been received by the other party at any time from a source, other than the disclosing party, rightfully having possession of and the right to disclose such information, (d) to have been otherwise known by the other party prior to disclosure of such information by the disclosing party to the other party, or (e) to have been independently developed by employees or agents of the other party without access to or use of such information disclosed by the disclosing party to the other party.

                  1.6 "CONTRACT DEVELOPMENT" shall mean the funded work as more particularly described in Section 6.3.

                  1.7 "DIAGNOCURE KNOW-HOW RIGHTS" shall mean all of DiagnoCure's rights in and to Know-How that directly relates to the DiagnoCure Technology (other than University Know-How Rights) and is reasonably necessary for the purposes of this Agreement.

                  1.8 "DIAGNOCURE PATENT RIGHTS" shall mean all Patent Rights owned or licensed by DiagnoCure that claim any discovery or invention directly related to the DiagnoCure Technology (other than University Patent Rights), including but not limited to those patents and patent applications (and patents issued thereon) listed in Schedule 1 attached hereto and made a part hereof, together with any divisions, continuations, extensions, renewals, reissues reexamination certificates and continuations of such patents and the foreign equivalents of any of the foregoing.

                                       2.

                  1.9 "DIAGNOCURE PRODUCT" shall mean the [...***...] for the detection of PCA3(DD3) that are being sold by DiagnoCure prior to the date that Gen-Probe provides the notice under Section 10.1.1 that a Licensed Product is ready for commercial launch.

                  1.10 "DIAGNOCURE TECHNOLOGY" shall mean all technology relating to PCA3(DD3) or the use, measurement or detection thereof, within the Field.

                  1.11 "DISPUTE" shall mean any dispute, disagreement, controversy, stalemate or claim arising out of or relating to this Agreement, or the breach, termination or validity thereof.

                  1.12 "END USER" shall mean, with respect to a Licensed Product, a Third Party that uses such Licensed Product to generate data and report the results of such data.

                  1.13 "EXCHANGE RATE" shall mean, with respect to any amount to be converted from a foreign currency to U.S. dollars hereunder, the exchange from the foreign currency to the U.S. dollars currency using the average closing buying rate for such currency quoted in the continental terms method of quoting exchange rates (local currency per US$1) by Bank of America NT&SA in London, England on each of the last business day of each month in the quarter prior to the relevant date.

                  1.14 "FDA" shall mean the United States Food and Drug Administration, or the successor thereto.

                  1.15 "FIELD" shall mean the detection and/or measurement of PCA3(DD3) as:

                           (a)      a marker for the diagnosis, monitoring,
prognosis, or drug susceptibility of prostate cancer; and/or

                           (b)      a marker for cancer (without limitation),
[...***...].

         The "FIELD" shall not include the use of any assay in drug discovery.

                  1.16 "FIRST COMMERCIAL SALE" shall mean, with respect to any Licensed Product, the first commercial sale of such Licensed Product by Gen-Probe, its Affiliates, distributors or (sub)licensees to customers in any country who are not Affiliates.

                  1.17 "FULLY-BURDENED COST" shall mean the fully-burdened cost to a party (expressed on a per unit basis) of manufacturing or having manufactured such product, together with the packaging thereof, including the following specified costs of manufacturing:

                           1.17.1 direct manufacturing and quality control costs
(i.e., those costs which vary with production), including, without limitation, direct labor and benefit expenses for manufacturing and quality control personnel, actual cost of raw materials, components, consumable bulk, costs associated with scrap and other production materials incorporated into a product; plus

                                               *CONFIDENTIAL TREATMENT REQUESTED

                                       3.

                           1.17.2 fixed manufacturing overhead costs allocable
to the product based on actual utilization for manufacturing work directly related to such product conducted at the relevant manufacturing facility, including, but not limited to, direct benefit and labor expenses for technical services and support services, depreciation, maintenance and repairs and insurance costs associated with such utilization of the manufacturing facility; plus

                           1.17.3 any and all royalties payable for rights used
in the manufacture of the product, in each case in accordance with GAAP and consistent with the cost structures used by the party for the same or similar materials, components or products in its business operations outside the scope of this Agreement.

         The fully-burdened manufacturing cost shall be subject to the right of audit.

                  1.18 "GEN-PROBE IP RIGHTS" shall mean, collectively, the Gen-Probe Patent Rights and the Gen-Probe Know-How Rights.

                  1.19 "GEN-PROBE KNOW-HOW RIGHTS" shall mean all of Gen-Probe's rights in and to Know-How that directly relates to the APTIMA Technology and is reasonably necessary for the purposes of this Agreement.

                  1.20 "GEN-PROBE PATENT RIGHTS" shall mean all Patent Rights owned or controlled by Gen-Probe that claim any discovery or invention directly related to and reasonably necessary for practicing the APTIMA Technology, including those identified in Schedule 2, in each case that Gen-Probe has a right to license or sublicense (and subject to the provisions of Section 3.3).

                  1.21 "IUO KIT" shall mean a kit to measure the expression of PCA3(DD3) intended and technically sufficient to be used for FDA (or similar governmental authority) mandated clinical trials.

                  1.22 "JOINT ADVISORY COMMITTEE" shall mean the committee established pursuant to Section 6.

                  1.23 "JOINT WORKING TEAM" shall mean the team established pursuant to Section 5.4.

                  1.24 "KNOW-HOW" shall mean all information and data, which is not generally known including, but not limited to, formulae, procedures, protocols, techniques, market research, copies of regulatory filings, and results of experimentation and testing.

                  1.25 "LICENSE AGREEMENT" shall mean that certain License Agreement between the University of Nijmegen and DiagnoCure dated May 1, 2000 and any amendments thereto.

                  1.26 "LICENSED KNOW-HOW RIGHTS" means the DiagnoCure Know-How Rights and the University Know-How Rights.

                                       4.

                  1.27 "LICENSED METHOD" shall mean any method or process used in the Field which if used absent the license granted hereunder would infringe a Valid Claim of the Licensed Patent Rights, or which otherwise uses the Licensed Know-How Rights.

                  1.28 "LICENSED PATENT RIGHTS" means the DiagnoCure Patent Rights and the University Patent Rights.

                  1.29 "LICENSED PRODUCT" shall mean any product for use in the Field, which if made, used, sold, offered for sale or imported absent the license granted hereunder would infringe a Valid Claim of the Licensed Patent Rights, or which otherwise uses or incorporates the Licensed Know-How Rights.

                  1.30 "LICENSED IP RIGHTS" shall mean, collectively, the Licensed Patent Rights and the Licensed Know-How Rights.

                  1.31 "NET SALES" shall mean the aggregate amount of revenue in U.S. Dollars (converted as necessary for sales made in a currency other than U.S. Dollars into U.S. Dollars at the applicable Exchange Rate) realized by Gen-Probe or its Affiliates, sublicensees, or distributors from End Users for any Licensed Product sold or otherwise disposed of for consideration (for any such Licensed Product sold or otherwise disposed of for consideration other than cash, the revenue from each such Licensed Product shall be deemed to be the average price charged for identical or similar (after reasonable adjustments) Licensed Products sold or Licensed Methods practiced by Gen-Probe or its Affiliates during the same royalty period in "arms-length" transactions), less only the following:

                           (a)      customary credits and allowances granted by
Gen-Probe and its Affiliates (if any) for such Licensed Products on account of refunds, price reductions, price discounts or rebates, whether arising out of recalls, rejections, returns or otherwise relating to Licensed Products sold during or prior to such royalty period (and for which royalties were previously paid hereunder);

                           (b)      excise taxes, sales taxes, value added
taxes, consumption taxes, customs duties and other taxes or duties (excluding income taxes or franchise taxes) imposed with respect to such Licensed Products; and

                           (c)      transportation charges (including packing,
insurance, and freight costs) actually incurred in connection with the sales of such Licensed Products

                  1.32 "PATENT RIGHTS" shall mean (a) all patent applications heretofore or hereafter filed or having legal force in any country worldwide; (b) all patents, including utility, model and design patents and certificates of invention; and (c) all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to the foregoing.

                  1.33 "PCA3(DD3") shall mean the PCA3(DD3) gene more particularly described in the patents included within the DiagnoCure Patent Rights and the University Patent Rights, together with and any derivative, polymorphism, progeny, splice variant, or part thereof (including introns and exons).

                                       5.

                  1.34 "PROGRAM" shall mean the collaborative program described in Section 5.

                  1.35 "PROGRAM DISPUTE" shall mean any and all disputes, disagreements, or stalemates between the parties arising from or relating to the design, modification, or execution of the Program or any activity thereunder, including but not limited to issues arising in connection with Third Party patent infringement claims as referred to in Section 11.4.

                  1.36 "PROGRAM INVENTION" shall mean any invention, discovery, composition technology, enhancement, data or information (whether or not patentable), made or conceived by employees or others on behalf of Gen-Probe, DiagnoCure or both in the performance of the Program during the term of the Program.

                  1.37 "PROGRAM PATENT RIGHTS" shall mean all Patent Rights which claim any Program Invention.

                  1.38 "ROYALTY TERM" shall mean, with respect to each Licensed Product in each country, if the manufacture, use or sale of such Licensed Product in such country was at the time of the First Commercial Sale in such country covered by a Valid Claim of the Licensed Patent Rights, the term for which such Valid Claim remains in effect and would be infringed but for the license granted by this Agreement. For each country in which no Valid Claim has ever existed because DiagnoCure has not filed a patent application in that country, the parties agree that the Royalty Term shall be determined by reference to the status of a Valid Claim in the United States.

                  1.39 "THIRD PARTY" shall mean any person or entity other than Gen-Probe or DiagnoCure or any of their Affiliates.

                  1.40 "THIRD PARTY MARKER" shall mean a biomarker (a) detected by a Licensed Product (other than for control purposes) that is not covered by the Licensed Patent Rights and (b) for which Gen-Probe owes a royalty to a Third Party for the making, using or selling of such Licensed Product that detects such marker.

                  1.41 "UNIVERSITY KNOW-HOW RIGHTS" means all rights in and to Know-How licensed from the University of Nijmegen to DiagnoCure or otherwise provided by the University of Nijmegen to DiagnoCure, in each case to the extent that directly related to the DiagnoCure Technology and reasonably necessary for the purposes of this Agreement.

                  1.42 "UNIVERSITY PATENT RIGHTS" means all Patent Rights licensed from the University of Nijmegen to DiagnoCure directly related to the DiagnoCure Technology.

                  1.43 "VALID CLAIM" shall mean, in the case of an issued and unexpired patent within the Licensed Patent Rights, a claim of an issued and unexpired patent which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, and in the case of a United States or foreign patent application, a claim that has not been cancelled, withdrawn, or abandoned without being refiled

                                       6.

in another application or that has not been finally rejected by an administrative agency action from which no appeal can be taken.

         2. REPRESENTATIONS AND WARRANTIES. Each party hereby represents and warrants to the other party as follows:

                  2.1 CORPORATE EXISTENCE. Such party is a corporation duly organized, validly existing and in good standing under the laws of the state or jurisdiction in which it is incorporated.

                  2.2 AUTHORIZATION AND ENFORCEMENT OF OBLIGATIONS. Such party (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

                  2.3 CONSENTS. All necessary consents, approvals and authorizations of all governmental authorities and other entities required to be obtained by DiagnoCure in connection with this Agreement have been obtained. All necessary consents, approvals and authorizations of all governmental authorities and other entities required to be obtained by Gen-Probe in connection with this Agreement have been obtained.

                  2.4 NO CONFLICT. The execution and delivery of this Agreement and the performance of such party's obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations, and
(b) do not conflict with, or constitute a default under, any contractual obligation of it.

                  2.5 LICENSE NEGOTIATIONS WITH [...***...]. Gen-Probe represents, warrants, and agrees that, without the prior written consent of DiagnoCure, Gen-Probe shall not at any time after the Effective Date seek to acquire, for itself or any Third Party, rights under any patent or patent application owned or controlled by [...***...] to make, use or sell a product or service that measures or detects PCA3(DD3) in order to reduce any financial obligation of Gen-Probe to DiagnoCure under this Agreement. For the avoidance of doubt, nothing herein shall restrict Gen-Probe's right to negotiate with [...***...], subject to the terms of this Agreement and, particularly, in compliance with the terms of Sections 5 and 6, if the Licensed Patent Rights are insufficient to provide freedom-to-operate as to PCA3(DD3) as a marker for prostate cancer.

                  2.6      LICENSED IP RIGHTS.

                           2.6.1    As of the Effective Date, DiagnoCure
represents, warrants and covenants to Gen-Probe that, except as DiagnoCure has expressly informed Gen-Probe in writing prior to the Effective Date, (a) DiagnoCure is the sole owner or exclusive licensee of the Licensed IP Rights, and has not granted to any Third Party any license or other interest in the Licensed IP Rights; (b) to the best of DiagnoCure's knowledge, there are not and will not be any Third Party Patent Rights related to PCA3(DD3) that are or will be infringed by (i) the making, using, selling or importing of Licensed Products incorporating the Licensed IP Rights in the

                                               *CONFIDENTIAL TREATMENT REQUESTED

                                       7.

Field, or (ii) practicing a method of detecting, measuring, monitoring or diagnosing prostate cancer utilizing PCA3(DD3) in the Field; (c) to the best of DiagnoCure's knowledge, DiagnoCure is not aware of any infringement or misappropriation by a Third Party of the Licensed IP Rights; and (d) the License Agreement (i) is in full force and effect, (ii) is not in a state of breach, and
(iii) except as DiagnoCure has expressly provided to Gen-Probe, has not been amended in any manner.

                           2.6.2    As of the Effective Date, Gen-Probe
represents, warrants and covenants to DiagnoCure that, except as Gen-Probe has expressly informed DiagnoCure in writing prior to the Effective Date, (a) Gen-Probe is the owner or licensee of the Gen-Probe IP Rights; (b) to the best of Gen-Probe's knowledge, there are not and will not be any Third Party Patent Rights related to APTIMA technology that are or will be infringed by (i) the making, using, selling or importing of Licensed Products incorporating the APTIMA Technology in the Field; and (c) to the best of Gen-Probe's knowledge, Gen-Probe is not aware of any infringement or misappropriation by a Third Party of the Gen-Probe Patent Rights and Gen-Probe Know-How Rights.

         3.       LICENSE GRANT

                  3.1 LICENSED IP RIGHTS. Subject to the terms of this Agreement, DiagnoCure hereby grants to Gen-Probe a worldwide, exclusive license and sublicense (including the right to grant sublicenses) in the Field under the Licensed IP Rights to research, develop, make, have made, use, offer for sale, sell and import Licensed Products, and practice Licensed Methods, in each case for the detection and/or measurement of PCA3(DD3) as a marker for the diagnosis monitoring, prognosis, or drug susceptibility of prostate cancer. Subject to the terms of this Agreement, DiagnoCure hereby grants to Gen-Probe a worldwide, co-exclusive license (co-exclusive with DiagnoCure and its future sublicensees) and sublicense (including the right to grant sublicenses) in the Field under the Licensed IP Rights to research, develop, make, have made, use, offer for sale, sell and import Licensed Products, and practice Licensed Methods, in each case for the detection and/or measurement of PCA3(DD3) as a marker for cancer (without limitation) [...***...]. For the avoidance of doubt, nothing contained herein shall constitute a license to Gen-Probe for the use of any assay in drug discovery.

                  3.2 DIAGNOCURE RIGHTS. Notwithstanding the exclusive license granted to Gen-Probe under Section 3.1, subject to the terms of this Agreement DiagnoCure shall have the following worldwide rights under the Licensed IP Rights:

                           3.2.1    pursuant to Sections 3.3 and 3.4, to
research and develop (but not to offer for sale or sell) assays solely for non-commercial, research applications.

                           3.2.2    until Gen-Probe provides written notice to
DiagnoCure that a Licensed Product is ready for commercial launch pursuant to
Section 10.1.1., to make, have made, use, offer for sale, sell and import the DiagnoCure Product;

                                               *CONFIDENTIAL TREATMENT REQUESTED

                                       8.

                           3.2.3    after Gen-Probe provides such notice, to
sell its then-current inventory of DiagnoCure Product until the earlier of the date (i) DiagnoCure has sold off such inventory, or (ii) [...***...] after Gen-Probe has provided such notice; and

                           3.2.4    subject to the oversight and governance of
the Joint Advisory Committee, to co-promote the DiagnoCure Technology as used in Licensed Products, but not to co-market or to sell the Licensed Products.

                  3.3 LICENSE TO DIAGNOCURE. Subject to supervision of the Joint Advisory Committee and subject to the terms of this Agreement, Gen-Probe hereby grants to DiagnoCure under the Gen-Probe Know-How Rights and Gen-Probe Patent Rights a non-exclusive, royalty-free license to research and develop assays using the APTIMA Technology in the Field in conjunction with the DiagnoCure Technology for non-commercial applications, including research. With respect to technology that Gen-Probe uses in connection with the APTIMA Technology, but that is not APTIMA Technology and/or not owned by Gen-Probe, and that is reasonably necessary, as determined by the Joint Advisory Committee, for DiagnoCure to practice its license above, Gen-Probe shall use best efforts to obtain rights for DiagnoCure to practice such technology.

                  3.4 ADDITIONAL APPLICATIONS WITHIN THE FIELD. If, at any time during the term of this Agreement, DiagnoCure becomes aware of any additional PCA3(DD3) application within the Field (the "ADDITIONAL APPLICATION"), which application is then not the subject of a Licensed Product that is planned for development, in development, or being sold pursuant to this Agreement (an "EXISTING APPLICATION"), then DiagnoCure shall have the right to present such Additional Application, with reasonable supporting documentation and/or data, to the Joint Advisory Committee for review. For the period of [...***...] following such presentation Gen-Probe shall have the following options:

                           (a)      Committing to develop and commercialize such
Additional Application in accordance with a schedule to be mutually agreed by both parties; or

                           (b)      Electing to license such Additional
Application to a Third Party licensee, in accordance with a schedule to be mutually agreed by both parties, on terms that shall provide that DiagnoCure shall receive [...***...] of any consideration received from such licensee for such license and Gen-Probe shall receive [...***...] of such consideration.

         Gen-Probe shall exercise its option by delivering written notice to DiagnoCure. If Gen-Probe does not elect either of the options set forth above within the time allowed, and if the proposed Additional Application will not substantially compete with an Existing Application, then DiagnoCure may elect to license such Additional Application to a Third Party licensee on terms that shall provide that DiagnoCure shall receive [...***...] of any consideration received from such licensee for such license and Gen-Probe shall receive [...***...] of such consideration. For purposes of this section, an Additional Application will be deemed to "substantially compete" with an Existing Application if the Additional Application is reasonably expected to erode more than [...***...] of the market for the Existing Application.

                                               *CONFIDENTIAL TREATMENT REQUESTED

                                       9.

                  3.5 ADDITIONAL UTILITY OUTSIDE THE FIELD. If, at any time during the term of this Agreement, DiagnoCure becomes aware of any PCA3(DD3) utility outside the Field, DiagnoCure shall notify Gen-Probe in writing and, upon Gen-Probe's written request [...***...] of such written notification, DiagnoCure shall enter into good faith negotiations with Gen-Probe concerning the possible expansion, on commercially reasonable terms to be negotiated by the parties in good faith, of the license rights granted hereunder to encompass the additional utility of PCA3(DD3) outside the Field. If such good faith negotiations do not result in a mutually-acceptable agreement [...***...] from the date of Gen-Probe's written request, then Gen-Probe's right of first negotiation hereunder shall terminate and DiagnoCure shall have no further obligation to Gen-Probe with under this section.

         4.       FINANCIAL TERMS

                  4.1 FEES. In consideration of this Agreement and subject to the terms hereof including in particular Gen-Probe's rights of termination under Section 12, Gen-Probe shall pay to DiagnoCure non-refundable fees of Nine Million Dollars ($9,000,000) to be paid as follows:

                           4.1.1    Gen-Probe shall pay to DiagnoCure upon
execution of this Agreement the sum of three million dollars ($3,000,000).

                           4.1.2    Gen-Probe shall pay to DiagnoCure within
[...***...] following the Effective Date the additional sum of one million dollars ($1,000,000).

                           4.1.3    Gen-Probe shall pay to DiagnoCure within
[...***...] following the Effective Date the additional sum of three million dollars ($3,000,000).

                           4.1.4    Gen-Probe shall pay to DiagnoCure within
[...***...] following the Effective Date the additional sum of two million dollars ($2,000,000).

                           4.1.5    Notwithstanding the foregoing, the parties
acknowledge and agree that if, on the date any license fee payment is due to DiagnoCure under this Section 6.1, at least one (1) Third Party has acquired rights under a Valid Claim of a patent or patent application owned or controlled by [...***...] to make, use or sell a product or service that measures or detects PCA3(DD3) and competes with a Licensed Product and the Third Party has sold such competing product or service prior to the date the license fee payment is due, then each such license fee payment when due shall be reduced by [...***...].

                  4.2      ROYALTIES

                           (a)      As additional consideration for licenses
granted to Gen-Probe hereunder, following the First Commercial Sale of a Licensed Product, Gen-Probe shall pay to DiagnoCure during the Royalty Term annual royalties equal to (i) eight percent (8%) of Net Sales of Licensed Products by Gen-Probe its Affiliates or sublicensees up to fifty million dollars ($50,000,000) in cumulative Net Sales, and (ii) sixteen percent (16%) of Net Sales of Licensed Products by Gen-Probe its Affiliates or sublicensees in excess of fifty million dollars ($50,000,000) in cumulative Net Sales.

                                               *CONFIDENTIAL TREATMENT REQUESTED

                                      10.

                           (b)      Notwithstanding the foregoing, the parties
acknowledge and agree that, on a country-by-country basis, if, at the time a royalty is due under this Section 4.2(a) for a Licensed Product sold in such country, Gen-Probe does not have worldwide exclusive rights under Section 3.1 in the Field because a Third Party has acquired rights under a Valid Claim of a patent or patent application owned or controlled by [...***...] to make, use and sell a product OR service that measures or detects PCA3(DD3) and competes with a Licensed Product, then

                                    (i)      for so long as [...***...] in such
country is selling a product or service that measures or detects PCA3(DD3) in the Field and such product or service would, if made, used or sold in the United States, infringe a Valid Claim of the Licensed Patent Rights, then the applicable royalty rate set forth in (a) above shall be reduced to the [...***...] of the stated royalty rate in such country; and

                                    (ii)     for so long as [...***...] in such
country are selling products or services that measure or detect PCA3(DD3) in the Field and such products OR services would, if made, used or sold in the United States, infringe a Valid Claim of the Licensed Patent Rights, then the applicable royalty rate set forth in (a) above shall be reduced to the [...***...] of the stated royalty rate in such country.

                           (c)      In the event a Licensed Product detects or
measures a Third Party Marker, as determined by the Joint Advisory Committee, then the Net Sales of such Licensed Product, for purposes of royalty payments on such Licensed Product, shall be calculated by multiplying the Net Sales of that Licensed Product by the quotient of (a) [...***...] (b) [...***...]. In no event shall the Net Sales on such Licensed Product be reduced under this Section 4.2(c) to less than [...***...] of the amount of Net Sales of such Licensed Product before giving effect to the application of this Section 4.2(c).

                           (d)      For the avoidance of doubt, the financial
obligation of Gen-Probe to DiagnoCure in connection with sales of Licensed Products under this Agreement shall be solely the royalty obligations set forth in this Section 4.2.

                  4.3 CONTRACT DEVELOPMENT. In consideration for the research and development to be conducted by DiagnoCure pursuant to Schedule 3, Gen-Probe shall, commencing on January 1, 2004, pay to DiagnoCure seven hundred and fifty thousand dollars ($750,000) per year for two (2) consecutive years thereafter, each such yearly funding payable in twelve (12) equal monthly installments. The Contract Development periods may be extended at Gen-Probe's option on an annual basis at a rate to be mutually-agreed upon, by the delivery of written notice not later than ninety (90) days prior to the expiration of the then-existing period. Gen-Probe shall provide to DiagnoCure, at Gen-Probe's cost, the instruments and reagents more particularly described in Schedule 3 for DiagnoCure's internal non-commercial purposes, including research. Except as expressly set forth in this Section 4.3, any additional research and development funding by Gen-Probe shall be negotiated in good faith by the parties and subject in each case to written approval by the Joint Advisory Committee. DiagnoCure shall have the right to request during the term of this Agreement, that Gen-Probe supply instruments and reagents to

                                               *CONFIDENTIAL TREATMENT REQUESTED

                                      11.

a Third Party for non-commercial research and development conducted by such Third Party for the benefit of DiagnoCure. Subject to approval of any such request by the Joint Advisory Committee and subject to such Third Party entering into an agreement acceptable to Gen-Probe regarding intellectual property ownership, non-disclosure and restrictions on further transfer of such instruments and reagents, Gen-Probe shall provide such instruments and reagents to such Third Party at a cost no greater than [...***...] of the Fully-Burdened Costs of such instruments and reagents.

                  4.4 INSTRUMENTS, ETC. [...***...] instruments, analyzers or similar equipment, [...***...].

         5.       THE PROGRAM

                  5.1      PROGRAM.

                           5.1.1    Following the Effective Date, the parties
shall work together in a timely manner to conduct the Program to research, develop, and commercialize Licensed Products, to identify applications related to the DiagnoCure Technology, to manage the intellectual property related to PCA3(DD3), and to coordinate marketing of the DiagnoCure Product. During the term of the Program, DiagnoCure shall use its best efforts to provide to Gen-Probe, for no additional consideration other than that described in Section 4, all information and assistance of DiagnoCure as is reasonably necessary to Gen-Probe under the Program in the following areas:

                           (a)      assay development capabilities including
providing research and prototype development assistance;

                           (b)      network of tissue banks (including without
limitation providing access to all specimens included within DiagnoCure's network of tissue banks as of the Effective Date);

                           (c)      input and assistance so that the Product
Requirements Document ("PRD") may be approved within six weeks following the Effective Date, and expertise and assistance for the technical aspects of clinical trial and regulatory authorizations;

                           (d)      access to experts and market development
expertise in the fields of urology and oncology (to the best of DiagnoCure's ability and subject to Gen-Probe bearing its own costs and any costs of third parties in connection therewith); and

                           (e)      all Know-How available to DiagnoCure
regarding the DiagnoCure Technology which is reasonably necessary to the performance of this Agreement.

                           5.1.2    During the term of the Program, and subject
to the supervision of and approval of the Joint Advisory Committee, Gen-Probe shall use reasonable commercial efforts to provide to DiagnoCure, at Gen-Probe's cost, introductions to Gen-Probe customers who may be potential purchasers of the DiagnoCure Product. During the term of the Program, and subject to the approval of, and supervision by, the Joint Advisory Committee, Gen-Probe

                                               *CONFIDENTIAL TREATMENT REQUESTED

                                      12.

shall provide to DiagnoCure for its internal use only, at no charge to DiagnoCure, such instruments and reagents as mutually agreed upon by the parties and reasonably necessary for DiagnoCure to conduct research and development activities under the Program using the APTIMA Technology pursuant and subject to the license grant set forth in Section 3.3. Gen-Probe shall provide commercially reasonable training to DiagnoCure with respect to the instruments and reagents and Gen-Probe know-how, as reasonably necessary in connection with DiagnoCure's activities under the Program. Each Party shall bear its own costs in connection with such training. DiagnoCure shall have the right to request during the term of this Agreement that Gen-Probe supply instruments and reagents to a Third Party for noncommercial research and development conducted by such Third Party for the benefit of DiagnoCure under the Program. Subject to approval of any such request by the Joint Advisory Committee and subject to such Third Party entering into an agreement acceptable to Gen-Probe regarding intellectual property ownership, non disclosure and restrictions on further transfer of such instruments and reagents, Gen-Probe shall provide such instruments and reagents to such Third Party at a cost no greater than [...***...] of the Fully-Burdened Cost of such instruments and reagents.

                  5.2 CONDUCT OF PROGRAM. Each party shall conduct the Program in a manner consistent with good scientific practice, and in compliance in all material respects with all requirements of applicable laws and regulations to attempt to achieve the Program's objectives efficiently and expeditiously. Each party shall proceed diligently with its responsibilities under the Program, and shall allocate such personnel, equipment, facilities and other resources as reasonably necessary to conduct its obligations under the Program and to accomplish the objectives thereof.

                  5.3      RESULTS.

                           5.3.1    REPORTS. Within [...***...] following the
end of [...***...] during the term of the Program and within [...***...] following the expiration or termination of the Program, each party shall prepare, and provide to the other party, a reasonably detailed written report which shall describe the work performed by such party, and the results achieved, to date under the Program, together with copies of all data resulting from the tests and evaluation performed by such party to date under the Program.

                           5.3.2    RECORDS. Each party shall maintain records,
in sufficient detail and in a manner consistent with good scientific practice and appropriate for patent purposes, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of the Program.

                           5.3.3    INSPECTION OF RECORDS. Each party shall have
the right, during normal business hours and on reasonable notice, to inspect and copy such records of the other party regarding the work done and results achieved in the performance of the Program, to the extent permitted by applicable government regulations and reasonably necessary to enable such party to conduct its obligations under the Program or to exercise its rights hereunder. Each party shall maintain such records of the other party (together with the information contained therein) in confidence in accordance with Section 9 below and shall not use such records (or information) except to the extent otherwise permitted by this Agreement.

                                               *CONFIDENTIAL TREATMENT REQUESTED

                                      13.

                  5.4      JOINT WORKING TEAM.

                           5.4.1    No later than fifteen (15) days following
the Effective Date, Gen-Probe and DiagnoCure shall form the Joint Working Team which shall comprise three (3) named representatives of Gen-Probe and three (3) named representatives of DiagnoCure. Gen-Probe and DiagnoCure each shall appoint its representatives to the Joint Working Team from time to time, and may substitute one or more of its representatives, in its sole discretion, effective upon written notice to the other of such change. Each party shall designate one of its representatives to the Joint Working Team as its senior representative. The senior Gen-Probe representative shall be the chairman of the Joint Working Team and shall be responsible for coordination and planning of meetings and communications, reasonably consulting with the DiagnoCure's senior representative. For the avoidance of doubt, the chairman of the Joint Working Team shall not have any special or deciding vote to resolve impasses.

                           5.4.2    The Joint Working Team shall meet on such
dates and at such times as agreed to by the parties. As of the Effective Date of this Agreement, the parties anticipate that meetings will initially take place twice each month, subject to being held more or less frequently at the discretion of the parties. Unless expressly agreed to by the parties, all such meetings shall be conducted by telephone or videoconference. The agenda for such meetings shall be determined by DiagnoCure and Gen-Probe in good faith. Each party may permit visitors other than the member of the Joint Working Team to meetings of the Joint Working Team as the parties mutually agree in writing prior to such meetings. Each party shall be responsible for its own costs in connection with the meetings of the Joint Working Team.

                           5.4.3    The Joint Working Team shall be responsible
for overseeing the management of all aspects of the Program. Any approval, determination or other action agreed to by all of the members of the Joint Working Team present at the relevant Joint Working Team meeting shall be the approval, determination or other action of the Joint Working Team; provided, however, that at least two (2) representatives of each party shall be present at such meeting.

                           5.4.4    Within seven (7) days following each Joint
Working Team meeting, a representative of the parties to the Joint Working Team, on an alternating basis, shall prepare and provide to each party a copy of the minutes of such meeting which shall set forth, in reasonably specific detail, any approval, determination or other action agreed to by all of the members of the Joint Working Team, provided that such minutes are reasonably acceptable to both parties.

                  5.5 SUBCONTRACTS. Either party may subcontract portions of the Program to be performed by it in the normal course of its business without the prior consent of the other party; provided, however, that (a) such subcontracting shall not involve the transfer of Confidential Information of the other party to any Third Party; (b) the subcontracted party shall enter into a confidentiality agreement with the subcontracting party in accordance with
Section 9 below; (c) the subcontracting party shall supervise such subcontract work; and (d) the subcontracted party shall be in compliance in all material respects with all requirements of applicable laws and regulations.

                                      14.

                  5.6 PROGRAM EXPENSES. Except as expressly set forth in this Agreement, each party shall conduct its respective obligations under the Program at its own cost and expense and each party shall be liable for its own expenses under this Agreement.

                  5.7 TERM OF PROGRAM. Unless this Agreement is terminated earlier under Section 12 below, the term of the Program shall commence on the date of this Agreement and shall continue for the term of this Agreement.

                  5.8 PROGRAM INVENTIONS. All right, title and interest in all Program Invention (whether or not patentable and whether or not made by Gen-Probe), together with all patent rights and other intellectual property rights therein, shall be owned by Gen-Probe, and included within the Gen-Probe Patent Rights for purposes of this Agreement, if such Program Invention constitutes an improvement primarily to, or relates primarily to, the APTIMA Technology. All right, title and interest in all Program Invention (whether or not patentable and whether or not made by DiagnoCure), together with all patent rights and other intellectual property rights therein, shall be owned by DiagnoCure, and included within the Licensed Patent Rights for purposes of this Agreement, if such Program Invention constitutes an improvement primarily to, or relates primarily to, the DiagnoCure Technology. If a Program Invention constitutes an improvement to or relates equally to both the DiagnoCure Technology and the APTIMA Technology, such Program Invention shall be jointly owned by the parties and included within the Gen-Probe Patent Rights and the Licensed Patent Rights for purposes of this Agreement. Ownership of all other Program Inventions shall be determined by the laws of inventorship of the United States. All Program Inventions shall be included within the intellectual property rights licensed by each party to the other party pursuant to this Agreement, for use within the scope of this Agreement. Neither party shall use or license any Program Invention in connection with any product that competes with or would compete with a Licensed Product under this Agreement. Each party hereby represents and warrants that all employees and other persons acting on its behalf in performing its obligations under the Program shall be obligated under a binding written agreement to assign to it, or as it shall direct, all Program Inventions made or conceived by such employees or other persons.

         6.       JOINT ADVISORY COMMITTEE

                  6.1      COMPOSITION OF THE COMMITTEE. No later than fifteen
(15) days following the Effective Date, Gen-Probe and DiagnoCure shall form the Joint Advisory Committee which shall comprise three (3) named representatives of Gen-Probe and three (3) named representatives of DiagnoCure. Gen-Probe and DiagnoCure each shall appoint its representatives to the Joint Advisory Committee from time to time, and may substitute one or more of its representatives, in its sole discretion, effective upon written notice to the other of such change. Each party shall designate one of its representatives to the Joint Advisory Committee as its senior representative. The senior Gen-Probe representative shall be the initial chairman of the Joint Advisory Committee responsible for coordination and planning of meetings and communications, reasonably consulting with the DiagnoCure's senior representative. The position of chairman of the Joint Advisory Committee shall rotate between the parties on each anniversary of the Effective Date. For the avoidance of doubt, the chairman of the Joint Advisory Committee shall not have any special or deciding vote to resolve impasses.

                                      15.

                  6.2 MEETINGS. The Joint Advisory Committee shall meet on such dates and at such times as agreed to by the parties. As of the Effective Date of this Agreement, the parties anticipate that meetings will initially take place twice each month, subject to being held more or less frequently at the discretion of the parties. Unless otherwise agreed to by the parties, all such meeting shall be conducted by telephone or videoconference. The agenda for such meetings shall be determined by DiagnoCure and Gen-Probe in good faith. Each party may permit visitors other than the member of the Joint Advisory Committee to meetings of the Joint Advisory Committee as the parties mutually agree in writing prior to such meetings. Each party shall be responsible for its own costs in connection with the meetings of the Joint Advisory Committee.

                  6.3 PURPOSE OF COMMITTEE. The Joint Advisory Committee shall be responsible for providing oversight and direction to the Joint Working Team, providing supervision and authorizations as specified in this Agreement and to resolve any Program Dispute. The Joint Advisory Committee shall determine when to publish information concerning Licensed Products and the Program. Any approval, determination or other action agreed to by all of the members of the Joint Advisory Committee present at the relevant Joint Advisory Committee meeting shall be the approval, determination or other action of the Joint Advisory Committee; provided, however, that at least two (2) representatives of each party shall be present at such meeting.

                  6.4 MINUTES. Within seven (7) days following each Joint Advisory Committee meeting, a representative of the parties to the Joint Advisory Committee, on an alternating basis, shall prepare and provide to each party a copy of the minutes of such meeting which shall set forth, in reasonably specific detail, any approval, determination or other action agreed to by all of the members of the Joint Advisory Committee, provided that such minutes are reasonably acceptable to both parties.

                  6.5      PROGRAM DISPUTES.

                           6.5.1    Any Program Dispute shall be subject to
Executive Mediation in accordance with Section 16.1 of this Agreement ("EXECUTIVE MEDIATION").

                           6.5.2    If the Program Dispute cannot be resolved in
accordance with Section 6.5.1 of this Agreement, then Gen-Probe's President and Chief Executive Officer (or Gen-Probe's chairman if Henry L. Nordhoff is Chairman, but not President and CEO) shall have the right to make a final decision in order to resolve the Program Dispute, in the exercise of reasonable commercial judgment after considering in good faith the views of DiagnoCure. This right shall apply only to Disputes that are Program Disputes as defined in this Agreement, and Gen-Probe's President and Chief Executive Officer shall not have the right to unilaterally decide any other Disputes; provided, however, that the right hereby granted to Gen-Probe's President and Chief Executive Officer shall terminate immediately upon any Change in Control or any Change in CEO, and thereafter Program Disputes that cannot be resolved pursuant to Section
6.5.1 or Section 16.1 shall be resolved by final and binding arbitration before a single arbitrator in accordance with the rules of Arbitration of the International Chamber of Commerce as then in effect (the "ICC RULES"). Arbitration shall be held in New York, New York within 90 days of the demand for arbitration and the arbitrator shall have full power to decide the Program Dispute. Upon the submission of any Program Dispute to Arbitration, Gen-Probe's

                                      16.

senior representative shall immediately become the Chairman of the Joint Advisory Committee and remain the chairman until the next anniversary of the Effective Date following resolution of the arbitration.

         7.       ROYALTY REPORTS AND ACCOUNTING

                  7.1 ROYALTY REPORTS. During the term of this Agreement following the First Commercial Sale of a Licensed Product, Gen-Probe shall furnish to DiagnoCure a written report showing in reasonably specific detail (a) the gross sales of each Licensed Product sold by Gen-Probe, its Affiliates, distributors and sublicensees during the reporting period and the calculation of Net Sales from such gross sales; (b) the royalties payable, if any, which shall have accrued hereunder based upon Net Sales of each Licensed Product (including written evidence of required royalty reductions under Section 8.3); and (c) withholding taxes, if any, required by law to be deducted in respect of such sales. With respect to sales of Licensed Products invoiced in United States dollars, the gross sales, Net Sales and royalties payable shall be expressed in United States dollars. With respect to sales of Licensed Products invoiced in a currency other than United States dollars, the gross sales, Net Sales and royalties payable shall be expressed in the domestic currency of the party making the sale together with the United States dollar equivalent of the royalty payable, calculated at the Exchange Rate. Reports shall be due on the [...***...] day following the close of each quarter for sales made by Gen-Probe or its Affiliates and reports shall be due on the [...***...] day following the close of each quarter for sales made by Third Party distributors. Gen-Probe shall keep complete and accurate records in sufficient detail to properly reflect all gross sales and Net Sales and to enable the royalties payable hereunder to be determined.

                  7.2      AUDITS.

                           7.2.1    Upon the written request of DiagnoCure and
not more than once in each calendar year, Gen-Probe shall permit an independent certified public accounting firm of nationally recognized standing selected by DiagnoCure and reasonably acceptable to Gen-Probe, at DiagnoCure's expense, to have access during normal business hours to such of the records of Gen-Probe as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any year ending not more than thirty six (36) months prior to the date of such request. The accounting firm shall disclose to DiagnoCure only whether the reports are correct or not and the specific details concerning any discrepancies. No other information shall be shared.

                           7.2.2    If such accounting firm concludes that
additional royalties were owed during such period, Gen-Probe shall pay the additional royalties within [...***...] of the date DiagnoCure delivers to Gen-Probe such accounting firm's written report so concluding. The fees charged by such accounting firm shall be paid by DiagnoCure; provided, however, if the audit correctly discloses that the royalties payable by Gen-Probe for the audited period are more than [...***...] of the royalties actually paid for such period, then Gen-Probe shall pay the reasonable fees and expenses charged by such accounting firm. Additionally, DiagnoCure shall then have the right to verify the accuracy of any and all past royalty reports provided to DiagnoCure hereunder, subject to the terms of the Section 7.2. For the avoidance of doubt, the fees for any such further audit shall be paid by DiagnoCure provided,

                                               *CONFIDENTIAL TREATMENT REQUESTED

                                      17.

however, if the further audit discloses that the royalties payable by Gen-Probe for the additional period of such further audit are more than [...***...] of the royalties actually paid for that period, then Gen-Probe shall pay the reasonable fees and expenses charged for such further audit by such accounting firm.

                  7.3 CONFIDENTIAL FINANCIAL INFORMATION. DiagnoCure shall treat all financial information subject to review under this Section 7 as confidential, and shall cause its accounting firm to retain all such financial information in confidence under Section 9 below.

                  7.4 GEN-PROBE AUDIT OF DISTRIBUTORS. Gen-Probe shall reasonably audit its authorized distributors of Licensed Products, if any, in order to monitor reporting of end user sale prices of Licensed Products. In its agreements with authorized distributors, Gen-Probe will use its best efforts to obtain such a right of audit and shall use its best efforts to ensure that such information may be provided to DiagnoCure.

         8.       PAYMENTS

                  8.1 PAYMENT TERMS. Royalties shown to have accrued by each royalty report provided for under Section 7.1 above shall be due on the date such royalty report is due and, subject to Section 8.3, shall be payable in United States dollars. Payment of royalties in whole or in part may be made in advance of such due date.

                  8.2 LATE PAYMENT. If royalties are not paid by Gen-Probe when due, interest shall accrued and be paid to DiagnoCure on the unpaid royalties at the rate of [...***...] per annum calculated from the date on which each respective payment should have been paid until the date of the applicable actual payment.

                  8.3 EXCHANGE CONTROL. If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country where a Licensed Product is sold, Gen-Probe shall have the right, in its sole discretion, to make such payments by depositing the amount thereof in local currency to DiagnoCure's account in a bank or other depository institution in such country.

                  8.4 WITHHOLDING TAXES. Gen-Probe shall be entitled to deduct the amount of any withholding taxes, value added taxes or other taxes, levies or charges with respect to such amounts, other than United States taxes, payable by Gen-Probe, its Affiliates or sublicensees, or any taxes required to be withheld by Gen-Probe, its Affiliates or sublicensees, to the extent Gen-Probe, its Affiliates or sublicensees pay to the appropriate governmental authority on behalf of DiagnoCure such taxes, levies or charges. Gen-Probe shall use reasonable efforts to minimize any such taxes, levies or charges required to be withheld on behalf of DiagnoCure by Gen-Probe, its Affiliates or sublicensees and will provide reasonable assistance to DiagnoCure, including providing DiagnoCure with the appropriate Form W-8, if necessary, in order to avoid or reduce withholding income taxes. Gen-Probe shall also provide reasonable assistance to DiagnoCure at DiagnoCure's written request to recover any such withheld taxes, levies or charges. Gen-Probe promptly shall deliver to DiagnoCure proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto.

                                               *CONFIDENTIAL TREATMENT REQUESTED

                                      18.

         9.       CONFIDENTIALITY

                  9.1 CONFIDENTIAL INFORMATION. During the term of this Agreement, and for a period of [...***...] following the expiration or earlier termination hereof, each party shall maintain in confidence all Confidential Information disclosed by the other party, and shall not use, disclose or grant the use of the Confidential Information except on a need to know basis to those directors, officers, employees, consultants, clinical investigators, contractors, licensors, licensees, distributors or permitted assignees, to the extent such disclosure is reasonably necessary in connection with such party's activities as expressly authorized by this Agreement. To the extent that disclosure is authorized by this Agreement, prior to disclosure, each party hereto shall obtain agreement of any such person to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement. Each party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other party's Confidential Information and shall remain liable for any breach of this Section
9.1 as provided herein.

                  9.2 TERMS OF THIS AGREEMENT. Except as otherwise provided in Section 9.1 above, neither party shall disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other party. Notwithstanding the foregoing, prior to execution of this Agreement, the parties shall agree upon the substance of information that can be used to describe the terms of this transaction, and each party may disclose such information, as modified by mutual agreement from time to time, without the other party's consent.

                  9.3 PERMITTED DISCLOSURES. The confidentiality obligations contained in this Section 9 shall not apply to the extent that the receiving party is required (a) to disclose information by law, order or regulation of a governmental agency or a court of competent jurisdiction, or (b) to disclose information to any governmental agency for purposes of obtaining approval to test or market a Licensed Product, provided in either case that such receiving party shall provide written notice thereof to the other party and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof.

                  9.4 TAX TREATMENT. Notwithstanding anything in this Agreement or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, each party (and its representatives, agents and employees) may consult any tax advisor regarding the tax treatment and tax structure of the transaction contemplated by this Agreement and may at any time disclose to any person without limitation of any kind, the tax treatment and tax structure of such transaction and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure. The preceding sentence is intended to satisfy the requirements for the transaction contemplated herein to avoid classification as a "confidential transaction" in accordance with Treasury Regulations Section 1.6011-4(b)(3) and shall be interpreted consistent with such intent. This authorization is not intended to permit disclosure of any other information relating to the transaction contemplated by this Agreement, including (without limitation) (i) any portion of any materials to the extent not related to the tax treatment or tax structure of the transaction, (ii) the identities of participants or potential participants in the transaction, (iii) the existence or status of any negotiations, (iv) any pricing or financial information (except to the extent such pricing or

                                               *CONFIDENTIAL TREATMENT REQUESTED

                                      19.

financial information is related to the tax treatment or tax structure of the transaction), or (v) any other term or detail not relevant to the tax treatment or the tax structure of the transaction.

         10.      COMMERCIALIZATION AND DILIGENCE OBLIGATIONS

                  10.1     DIAGNOCURE COMMERCIALIZATION OBLIGATION.

                           10.1.1   Immediately following written notification
by Gen-Probe to DiagnoCure that a Licensed Product has received appropriate regulatory approval or clearance (or, if regulatory approval or clearance is not required for sales of such Licensed Product, has met the criteria established in the Product Requirements Document) and is therefore ready for commercial launch, DiagnoCure shall use its best efforts to inform its then current customer base for the DiagnoCure Product of the availability of such Licensed Product, and shall provide assistance to Gen-Probe and such customers, as Gen-Probe or such customer reasonably requests, in its promotional and marketing plan to switch such customers from the use of the DiagnoCure Product to the use of such Licensed Product. Subject to the oversight of the Joint Advisory Committee, DiagnoCure shall give Gen-Probe the right to co-promote the DiagnoCure Product and the transition from the DiagnoCure Product to the Licensed Product, including, as to both, by participating in customer calls with DiagnoCure sales representatives. Gen-Probe's participation in co-promotion activities shall be at its own expense.

                           10.1.2   During the term of this Agreement,
DiagnoCure shall take all steps necessary to ensure that the License Agreement remains in full force and effect. DiagnoCure shall not enter into any amendment to the License Agreement without Gen-Probe's express written consent in each instance.

                  10.2 GEN-PROBE DILIGENCE OBLIGATIONS. Subject to DiagnoCure providing the information and assistance described in Section 5.1.1, Gen-Probe shall, at its own cost:

                           10.2.1   complete [...***...] and [...***...] within
[...***...] following the Effective Date.

                           10.2.2   file a 510(k) application or pre market
approval application with the FDA in the United States for a Licensed Product, that the Joint Advisory Committee has determined is suitable for commercialization, within [...***...] following commencement of clinical trials for such Licensed Product; and

                           10.2.3   on a country-by-country basis, sell a
Licensed Product in such country within [...***...] after receipt by Gen-Probe of all required regulatory, marketing, and/or pricing approvals required by such country for the sale of such Licensed Product in such country.

                           10.2.4   if the Joint Working Team determines, with
the Joint Advisory Committee's approval, that a Licensed Product design requires the targeting, in whole or in part, of one or more PCA3(DD3) transcripts that are not targeted in the DiagnoCure Product, then the time period set forth in
Section 10.2.1 shall be extended by [...***...], for a total of [...***...] following the Effective Date, without additional compensation due to DiagnoCure.

                                               *CONFIDENTIAL TREATMENT REQUESTED

                                      20.

                           10.2.5   In addition to the extension in Section
10.2.4, if Gen-Probe fails to meet any of the diligence obligations set forth in this Section 10.2.1, then for the first such diligence obligation that Gen-Probe fails to meet, Gen-Probe shall automatically receive a [...***...] grace period (the "FREE GRACE PERIOD"). If Gen-Probe fulfills its diligence obligation during such a grace period, for purposes of this Section 10.2.1 Gen-Probe shall be deemed to have satisfied its diligence obligation.

                           10.2.6   If, with respect to the diligence obligation
set forth in Section 10.2.1, Gen-Probe fails to meet such diligence obligation during the associated time period and extensions described in Sections 10.2.1, 10.2.4, and 10.2.5 (collectively the "FIRST DILIGENCE PERIOD"), Gen-Probe shall have the right to obtain up to [...***...] additional [...***...] extensions of the First Diligence Period by paying to DiagnoCure a fee of [...***...] for each such [...***...] extension. For each such [...***...] payment by Gen-Probe to DiagnoCure to extend the First Diligence Period, the First Diligence Period shall be extended by [...***...]. If Gen-Probe fails to meet such diligence obligation during the First Diligence Period (including any extensions thereto), AS DiagnoCure's sole and exclusive remedy therefor, then, subject to the terms of this Agreement, Gen-Probe's license under Section 3.1 shall [...***...]. IF Gen-Probe extends the First Diligence Period by [...***...] by making [...***...] such payments, Gen-Probe shall have the right, at no additional cost, to apply the Free Grace Period to the time period set forth in Section 10.2.2.

                           10.2.7   If, with respect to the diligence obligation
set forth in Section 10.2.2, Gen-Probe fails to meet such diligence obligation during the associated time period described in Section 10.2.2 and the Free Grace Period, if available (collectively the "SECOND DILIGENCE PERIOD"), Gen-Probe shall have the right to obtain up to [...***...] additional [...***...] extensions of the Second Diligence Period by paying to DiagnoCure a fee of [...***...] for each such [...***...] extension. For each such [...***...]
payment by Gen-Probe to DiagnoCure to extend the Second Diligence Period, the Second Diligence Period shall be extended by [...***...]. If Gen-Probe fails to meet such diligence obligation during the Second Diligence Period (including any extensions thereto), then, AS DiagnoCure's sole and exclusive remedy therefore and subject to the terms of this Agreement, Gen-Probe's license under Section
3.1 shall be co-exclusive (with DiagnoCure) in the United States.

         11.      PATENTS

                  11.1 PATENT PROSECUTION AND MAINTENANCE. During the term of this Agreement, Gen-Probe shall provide reasonable guidance to DiagnoCure, at Gen-Probe's expense, to assist DiagnoCure in strengthening DiagnoCure's present and future patent portfolio concerning PCA3(DD3) in the Field. Gen-Probe shall be responsible for and shall control the preparation, filing, prosecution and maintenance of patent applications and patents for the Program Patent Rights, subject to a right of DiagnoCure to elect in writing to file, prosecute and maintain patent applications and patents for Program Patent Rights that are Licensed Patent Rights and owned by DiagnoCure. The parties shall equally share all such preparation, filing, prosecution and maintenance expenses for the Program Patent Rights. Gen-Probe shall give

                                               *CONFIDENTIAL TREATMENT REQUESTED

                                      21.

DiagnoCure a reasonable opportunity to review and comment on the text of each patent application subject to this Section 11.1 before filing, and shall supply DiagnoCure with a copy of such patent application as filed, together with notice of its filing date and serial number. DiagnoCure shall reasonably cooperate with Gen-Probe, execute all lawful papers and instruments and make all rightful oaths and declarations as may be necessary in the preparation, prosecution and maintenance of all patents and other filings referred to in this Section 11.1.

                  11.2 NOTIFICATION OF INFRINGEMENT. Each party shall notify the other party of any infringement worldwide known to such party of any Licensed Patent Rights in the Field, Gen-Probe Patent Rights in the Field, or Program Patent Rights and shall provide the other party with the available evidence, if any, of such infringement.

                  11.3 ENFORCEMENT OF PATENT RIGHTS. Gen-Probe shall have the right to determine the appropriate course of action to enforce the Licensed Patent Rights (in the case of the University Patent Rights to the maximum extent allowed under the License Agreement) and the Program Patent Rights or otherwise abate the infringement thereof, to take (or refrain from taking) appropriate action to the Licensed Patent Rights and Program Patent Rights, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation or other enforcement action with respect to Licensed Patent Rights and Program Patent Rights, and DiagnoCure shall fully cooperate with Gen-Probe in the planning and execution of any action to enforce the Licensed Patent Rights and Program Patent Rights. Gen-Probe shall pay [...***...] of the expense of all such actions and DiagnoCure shall pay [...***...] of the expense of all such actions; provided, however, that DiagnoCure shall be solely responsible for all expenses incurred in connection with such actions that may be brought against any party to whom DiagnoCure has granted any rights with respect to the DiagnoCure Product or the DiagnoCure Technology prior to the Effective Date. All monies recovered upon the final judgment or settlement of any such suit to enforce the Licensed Patent Rights and Program Patent Rights shall be first paid to reimburse each party for its actual costs incurred to investigate and pursue the claims against the infringement, and second [...***...] of the remainder shall be paid to Gen-Probe and [...***...] shall be paid to DiagnoCure.

                  11.4 PATENT INFRINGEMENT CLAIMS. If either party receives a claim by a Third Party that any Licensed Product or component thereof infringes a patent or misappropriates any other right of the Third Party, then such party shall notify the other party promptly in writing within thirty (30) days of receipt of such claim and the parties shall provide each other with all reasonable information available to them for the defense of such claim. The claim of infringement shall be referred to the Joint Advisory Committee for determination pursuant to the provisions of Section 6 ("PROGRAM") and the parties will reasonably cooperate in connection with such claim, subject to the supervision of the Joint Advisory Committee. If the claim of infringement relates primarily to the Gen-Probe Patent Rights, Gen-Probe shall be responsible for responding to such notice and for any litigation that may result. If the claim relates primarily to the Licensed Patent Rights, the parties shall be jointly responsible for responding to such notice and for any litigation that may result, and Gen-Probe shall pay [...***...] of the expense of any litigation and any damages awarded and DiagnoCure shall pay [...***...] of the expense of any litigation and any damages awarded.

                                               *CONFIDENTIAL TREATMENT REQUESTED

                                      22.

         12.      TERMINATION

                  12.1     EXPIRATION. Subject to the provisions of Sections
12.2 and 12.3 below, this Agreement shall expire, on a country-by-country basis, on the expiration of Gen-Probe's obligation to pay royalties to DiagnoCure under
Section 4.2 above. Following such expiration, Gen-Probe shall receive a worldwide, perpetual, royalty free, non exclusive (sub)license (including the right to grant sublicenses) under the Licensed IP Rights to research, develop, make, have made, use, offer for sale, sell and import the compositions, and to practice the processes and methods, that are claimed in the Licensed Patent Rights or that constitute Licensed Know-How Rights for use in the Field.

                  12.2     TERMINATION BY GEN-PROBE.

                           12.2.1   Gen-Probe may terminate this Agreement for
any reason or no reason, in its sole discretion, upon thirty (30) days prior written notice to DiagnoCure.

                           12.2.2   Gen-Probe may terminate this Agreement upon
thirty (30) days prior written notice to DiagnoCure if a Licensed Product fails in any clinical trial of [...***...] to produce a [...***...] and a [...***...] in a patient population with (a) a prostate cancer prevalence of [...***...];
(b) an initial PSA result of [...***...]; and (c) a prior [...***...] for prostate cancer.

                  12.3 TERMINATION FOR CAUSE. Either party may terminate this Agreement upon or after the breach of any material provision of this Agreement by the other party if the other party has not cured such breach within one hundred eighty (180) days after notice thereof by the non breaching party; provided, however, if any default is not capable of being cured within such one hundred eighty (180) day period and the other party is diligently undertaking to cure such default as soon as commercially feasible thereafter under the circumstances, the non-breaching party shall have no right to terminate this Agreement.

                  12.4     EFFECT OF EXPIRATION OR TERMINATION.

                           12.4.1   Upon termination of this Agreement by
Gen-Probe under Section 12.2.1 or Section 12.2.2 after (a) Gen-Probe has notified DiagnoCure pursuant to Section 10.1.1 that a Licensed Product is ready for commercial launch, and (b) the parties have commenced the substantial transfer of DiagnoCure's customer base for the DiagnoCure Product to such Licensed Product, then Gen-Probe shall grant to DiagnoCure under the Gen-Probe IP Rights a worldwide, non exclusive license to research, develop, make, use, offer for sale, sell and import such Licensed Product in the Field for the life of such Gen-Probe IP Rights. Such right to offer for sale and sell shall extend to DiagnoCure's bona fide distributors. The foregoing grant shall include the right to research, develop, make, use, offer for sale, sell and import any upgrades or modifications to such Licensed Product as reasonably necessary to adapt such Licensed Product to future versions of Gen-Probe's Tigris instrumentation platform or other Gen-Probe instrument platform for use with assays incorporating APTIMA Technology. In consideration for such license grant, DiagnoCure shall pay to Gen-Probe annual royalties equal to [...***...] of Net Sales of such Licensed Product by DiagnoCure, its Affiliates and sublicensees. The provisions of Sections 7 and 8 shall apply to DiagnoCure pari passu. Gen-

                                               *CONFIDENTIAL TREATMENT REQUESTED

                                      23.

Probe shall, upon DiagnoCure's written request promptly transfer all Know-How in Gen-Probe's possession specifically regarding such Licensed Product and shall provide to DiagnoCure, reasonably necessary training on the use of such Licensed Product.

                           12.4.2   Upon termination of this Agreement by
DiagnoCure under Section 12.3 after (a) Gen-Probe has notified DiagnoCure pursuant to Section 10.1.1 that a Licensed Product is ready for commercial launch, and (b) the parties have effected the substantial transfer of DiagnoCure's customer base for the DiagnoCure Product to such Licensed Product, then Gen-Probe shall grant to DiagnoCure under the Gen-Probe IP Rights a worldwide, non-exclusive license to research, develop, make, use, offer for sale, sell and import such Licensed Product in the Field for the life of such Gen-Probe IP Rights. Such right to offer for sale and sell shall extend to DiagnoCure's bona fide distributors. The foregoing grant shall include the right to research, develop, make, use, offer for sale, sell and import any upgrades or modifications to such Product as reasonably necessary to adapt such Licensed Product to future versions of Gen-Probe's Tigris instrumentation platform or other Gen-Probe instrument platform for use with assays incorporating APTIMA Technology. In consideration for such license grant, DiagnoCure shall pay to Gen-Probe annual royalties equal to [...***...] of Net Sales of such Licensed Product by DiagnoCure its Affiliates and sublicensees. The provisions of Sections 7 and 8 shall apply to DiagnoCure pari passu. Gen-Probe shall, upon DiagnoCure's written request, promptly transfer all Know-How in Gen-Probe's possession specifically regarding such Licensed Product and shall provide to DiagnoCure reasonably necessary training on the use of such Licensed Product.

                           12.4.3   If, as a result of the sale of the Licensed
Products by DiagnoCure pursuant to Sections 12.4.1 or 12.4.2 above, DiagnoCure is able to place a Tigris instrument platform, or other Gen-Probe instrument platform for use with assays incorporating APTIMA Technology, with a Third Party that is not a customer of Gen-Probe or a new Tigris instrument platform with an existing customer of Gen-Probe solely as a result of DiagnoCure's efforts, Gen-Probe shall, upon written notice from DiagnoCure, provide such instrument to such Third Party for (a) an amount no greater than [...***...] of Gen-probe's Fully-Burdened Costs of such instrument and (b) the execution of a standard service agreement between Gen-Probe and such Third Party that Gen-Probe customarily enters into with its other Tigris instrument customers. In the event that subsequent to such a placement Gen-Probe desired to place additional tests on such Tigris instrument sold to such Third Party, the parties will negotiate in good faith and agree on mutually acceptable terms and conditions (including without limitation compensation to DiagnoCure) for placement of such additional tests.

                           12.4.4   In the event that Gen-Probe develops and
distributes a new version of the Tigris instrument that directly results in a necessary modification to a Licensed Product then being sold by DiagnoCure pursuant to Sections 12.4.1 or 12.4.2 above:

                           (a)      subject to the limitations set forth below,
the parties shall enter into an agreement governing the licensing and transfer of technology with respect to such new version of the Tigris instrument to the extent reasonably necessary for DiagnoCure to manufacture such modified Licensed Product, and the royalties payable to Gen-Probe therefore, on terms and conditions which, taken as a whole (including without limitation royalty rate, license fees or prices) are, as determined by Gen-Probe in good faith, no less favorable to

                                               *CONFIDENTIAL TREATMENT REQUESTED

                                      24.

DiagnoCure than the terms and conditions Gen-Probe has agreed to with any Third Party licensee for rights under the Gen-Probe IP Rights of the same type and scope as the license to be granted to DiagnoCure (e.g., geographic scope, field of use, same licensed rights, etc.). Notwithstanding the foregoing, nothing in
Section 12.4.4(a) shall be deemed to include and Gen-Probe shall have no obligation under this Section for or in connection with (i) forgiveness by Gen-Probe for past infringements of the Gen-Probe IP Rights by third parties to reach settlement of a lawsuit or dispute between Gen-Probe and third parties with respect to the Program Patent Rights; (ii) rights arising out of governmental rights or sponsorship; (iii) any implied license which Gen-Probe may be deemed to have granted a Third Party, including without limitation a Third Party who infringed Gen-Probe rights under the Gen-Probe IP Rights; (iv) any agreement with any wholly or partially owned subsidiary, joint venture or other entity or with any Affiliate of Gen-Probe; (v) a cross license agreement or (vi) any agreement where the licensee under the agreement is not in competition with Gen-Probe; and

                           (b)      Gen-Probe shall provide to DiagnoCure, at an
amount no greater than [...***...] of Gen-Probe's Fully-Burdened Costs, instruments and reagents reasonably necessary for DiagnoCure to manufacture such modified Licensed Product to the extent such instruments and reagents are reasonably necessary for such modifications.

                           12.4.5   Upon termination of this Agreement by
Gen-Probe under Section 12.3, then (a) the license grant under Section 3.1 shall be perpetual, irrevocable and royalty-free, (b) DiagnoCure shall, upon Gen-Probe's written request, promptly transfer all Know-How in DiagnoCure's possession (not previously provided to Gen-Probe) specifically regarding the DiagnoCure Technology, and (c) the sublicense to Gen-Probe under the University Patent Rights and University Know-How Rights pursuant to the License Agreement shall continue in full force and effect provided that Gen-Probe shall be obligated to pay all applicable royalties and milestone payments under the License Agreement. DiagnoCure shall provide to Gen-Probe reasonably necessary training concerning the use of the Know-How.

                           12.4.6   Expiration or termination of this Agreement
shall not relieve the parties of any obligation accruing prior to such expiration or termination, and the provisions of Section 5.8, 7, 8, 9, 11, 12, 13, 14, 16, and 17 shall survive the expiration or termination of this Agreement. Except as expressly set forth in this Agreement, upon such expiration or termination neither party shall retain any rights under intellectual property rights of the other party pursuant to this Agreement.

                           12.4.7   For avoidance of doubt, any termination by
Gen-Probe pursuant to Sections 12.2.1 or 12.2.2 and any termination by DiagnoCure pursuant to 12.3 due to breach by Gen-Probe shall each result in the cancellation of any and all licenses granted to Gen-Probe under this Agreement and all Licensed IP Rights shall revert back to DiagnoCure. For avoidance of doubt, any termination by Gen-Probe pursuant to Section 12.3 due to breach by DiagnoCure shall result in the cancellation of any and all licenses granted to DiagnoCure under this Agreement and all Gen-Probe IP Rights shall revert back to Gen-Probe.

                                               *CONFIDENTIAL TREATMENT REQUESTED

                                      25.

         13.      INDEMNIFICATION

                  13.1 INDEMNIFICATION. Each party shall defend, indemnify and hold the other party harmless from all losses, liabilities, damages and expenses (including attorneys' fees and costs) incurred as a result of any claim, demand, action or proceeding arising out of or relating to any breach of any representation, warranty or covenant contained within this Agreement by such party, or the gross negligence or willful misconduct of the party in the performance of its obligations under this Agreement; provided, however, that nothing contained in this Section 13 shall modify the Limitations of Liability and Disclaimers of Warranties set forth in Section 14.

                  13.2 PROCEDURE. A party intending to claim indemnification under this Section 13 (the "INDEMNITEE") promptly shall notify the other party (the "INDEMNITOR") of any liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, jointly with any other indemnitor similarly noticed, to assume the defense thereof with counsel selected by the Indemnitor; provided, however, that the Indemnitee shall have the right to retain its own counsel, at its sole expense, if representation of the Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between the Indemnitee and any other party represented by such counsel in such proceedings. The indemnity agreement in this Section 13 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve the Indemnitor of any liability to the Indemnitee under this Section 13, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to the Indemnitee otherwise than under this Section 13. The Indemnitee under this
Section 13, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any action, claim or liability covered by this indemnification.

                  13.3 INSURANCE. Each party shall maintain product liability insurance with respect to the research, development, manufacture and sales of Licensed Products in such amount as such party customarily maintains with respect to the research, development, manufacture and sales of its similar products. Each party shall maintain such insurance for so long as it continues to research, develop, manufacture or sell any Licensed Products, and thereafter for so long as such party customarily maintains insurance covering the research, development, manufacture or sale of its similar products.

         14.      LIMITATION OF LIABILITY; DISCLAIMER OF WARRANTIES

                  14.1 LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOSS OF PROFITS OR INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR THE RESEARCH, DEVELOPMENT, MANUFACTURE OR SALE OF THE PRODUCTS.

                                      26.

                  14.2 DISCLAIMER OF WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCT, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         15. FORCE MAJEURE. Except as to obligation solely for the payment of money, neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party.

         16.      DISPUTE RESOLUTION

                  16.1 EXECUTIVE MEDIATION. If a Dispute arises, the parties hereto shall first attempt to settle such Dispute by good faith negotiation any Dispute. Within ten (10) business days of receipt by a party of written notice of a Dispute (the "NOTICE OF DISPUTE"), the senior representatives of each party on the Joint Advisory Committee shall meet in person and attempt, in good faith, to resolve the Dispute. If the Dispute has not been resolved by the senior Joint Advisory Committee representatives within twenty (20) business days of receipt of the Notice of Dispute, then on the written demand ("DEMAND FOR EXECUTIVE MEETING") of either party the Dispute shall be submitted to the President and CEO of Gen-Probe and to the President and CEO of DiagnoCure for resolution. Within ten (10) business days of receipt by a party of a Demand for Executive Meeting, the President and CEO of Gen-Probe and the President and CEO of DiagnoCure shall meet in person and attempt, in good faith, to resolve the Dispute. (The requirement for an in person meeting may be waived only by mutual agreement of the parties.)

                  16.2 ARBITRATION. If no resolution is reached within fifteen (15) days following submission of a Dispute to Executive Mediation by the Presidents and CEO's as provided above, the Dispute (other than a Program Dispute, which shall be subject to the terms set forth in Section 6.5), either Party may commence arbitration of such Dispute pursuant to this section. Any controversy or claim relating to, arising out of, or in any way connected to any provision of this Agreement shall be finally resolved by final and binding arbitration in accordance with this Section by a single arbitrator in accordance with the rules of Arbitration of the International Chamber of Commerce as then in effect (the "ICC RULES"). Arbitration shall be held in New York, New York within 90 days of the demand for arbitration and the arbitrator shall have full power to decide the Program Dispute. The arbitrator may order a change of venue upon a showing of good cause. Discovery shall be permitted in accordance with the civil rules and procedures of the forum state unless otherwise limited by the parties or ordered by the arbitrator for good cause shown. The arbitrator shall have the power to grant equitable relief where applicable under the law. The arbitrator shall issue a written opinion setting forth his or her decision and the reasons therefor within thirty (30) days after the arbitration proceeding is concluded. The obligation of the parties to submit any dispute arising under or related to this

                                      27.

Agreement to arbitration as provided in this Section shall survive the expiration or earlier termination of this Agreement.

         17.      MISCELLANEOUS

                  17.1 NOTICES. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties hereto to the other party shall be in writing, delivered by any lawful means to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

                           If to DiagnoCure:  DiagnoCure Inc.
                                              2050, Rene Levesque Blvd.
                                              W., 6th floor
                                              Sainte-Foy QC G1V 2K8, Canada
                                              Attention: President and CEO

                           If to Gen-Probe:   Gen-Probe Incorporated
                                              10210 Genetic Center Drive
                                              San Diego California 92121, U.S.A.
                                              Attention: President and CEO

                  17.2 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law principles thereof.

                  17.3 ASSIGNMENT. Neither party shall assign its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that either party may, without such consent, assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business related to this Agreement, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

                  17.4 WAIVERS AND AMENDMENTS. No change, modification, extension, termination or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the parties hereto.

                  17.5 ENTIRE AGREEMENT. This Agreement embodies the entire agreement between the parties and supersedes any prior representations, understandings and agreements between the parties regarding the subject matter hereof, other than the Confidential Disclosure Agreement between the parties dated November 15, 2002. The parties agree that the November 15, 2002 Confidential Disclosure Agreement shall terminate prospectively upon execution of this Agreement. There are no representations, understandings or agreements, oral or written, between the parties regarding the subject matter of this Agreement that are not fully expressed herein.

                  17.6 SEVERABILITY. Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of

                                      28.

such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or enforceability of any of the terms of this Agreement in any other jurisdiction.

                  17.7 WAIVER. The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

                  17.8 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                                    GEN-PROBE INCORPORATED

                                    By: /s/ Henry L. Nordhoff
                                        ----------------------------------------
                                    Henry L. Nordhoff
                                    President and Chief Executive Officer
                                    Signed at San Diego, California, USA

                                    DIAGNOCURE, INC.

                                    By: /s/ Pierre Desy
                                        ----------------------------------------
                                    Pierre Desy
                                    President and Chief Executive Officer
                                    Signed at Quebec City, Canada
                                               November 19th/03

                                      29.

                                   SCHEDULE 1

                            DIAGNOCURE PATENT RIGHTS

                                   [...***...]

                                               *CONFIDENTIAL TREATMENT REQUESTED
                                     S1-1.

                                   SCHEDULE 2

                             GEN-PROBE PATENT RIGHTS

         The Gen-Probe patent rights include the following patents, together with any divisions, continuations, extensions, renewals, reissues, reexamination certificates and continuations of such patents and the foreign equivalents of any of the foregoing.

         TMA PATENTS

         United States patent no. 5,399,491
         United States patent no. 5,480,784
         United States patent no. 5,824,518
         United States patent no. 5,888,779

         TARGET CAPTURE PATENTS

         United States patent no. 6,110,678
         United States patent no. 6,280,952
         United States patent no. 6,534,273

         HOMOGENEOUS PROTECTION ASSAY

         United States patent no. 5,283,174
         United States patent no. 5,639,604

         DUAL KINETIC ASSAY

         United States patent no. 5,656,207
         United States patent no. 5,658,737
         United States patent no. 5,756,011
         United States patent no. 5,756,709

                                      S2-1.

                                  SCHEDULE 2.1

                              TEKNIKA PATENT RIGHTS

         Gen-Probe has entered into a non-assertion agreement with Organon Teknika with respect to intellectual property rights related to Organon Teknika's NASBA method of nucleic acid amplification and Gen-Probe's TMA method nucleic acid amplification.

         The Organon Teknika non assertion agreement sets forth the following terms and conditions relating to rights of Gen-Probe's Licensees should a breach by Gen-Probe terminate its rights under the Teknika Agreement:

                  10.3     Upon termination of this Agreement, as permitted by
         Section 10.2, the non-breaching party shall grant direct immunity from legal action to Licensees of the breaching party, under the terms and conditions set forth in this Agreement, provided that:

                           (a) the non-breaching party shall have received express written notice of the license granted to such Licensee prior to the effective termination date of this Agreement;

                           (b) the Licensee expressly agreed in writing on or before the ninetieth (90th) day prior to the effective termination date of this Agreement to be bound by the terms and conditions of this Agreement.

         The Organon Teknika non assertion agreement sets forth the following definitions with respect to each party's right to practice its version of nucleic acid amplification:

TRANSCRIPTION BASED AMPLIFICATION VERSIONS

         "GEN-PROBE VERSION" shall mean transcription based nucleic acid amplification using [...***...]

         "TEKNIKA VERSION" shall mean transcription based nucleic acid amplification using [...***...]

                                               *CONFIDENTIAL TREATMENT REQUESTED

                                     S2.1-2.

         [...***...]

                                               *CONFIDENTIAL TREATMENT REQUESTED

                                     S2.1-3.

                                  SCHEDULE 2.2

                             STANFORD PATENT RIGHTS

         Gen-Probe has entered into a license agreement with Stanford University with respect to intellectual property rights related to nucleic acid amplification.

         The Stanford Agreement sets forth the following terms and conditions relating to the continuation of sublicenses following termination of the Stanford Agreement:

         4.3.2 Any such sublicense shall also expressly include the provisions of Articles 7, 8, and 9 for the benefit of STANFORD.

         4.3.3 Upon termination of this Agreement for any cause, any sublicense granted hereunder shall continue with Stanford provided the sublicensee agrees to thereafter assume the obligations of Gen-Probe insofar as they correspond to the scope of the sublicense.

         7.       REPORTS, PAYMENTS, AND ACCOUNTING

                  7.1 QUARTERLY ROYALTY PAYMENT AND REPORT. GEN-PROBE shall make written reports and royalty payments to STANFORD within ninety (90) days after the end of each calendar quarter. This report shall state the number, description, and aggregate Net Sales of Licensed Product(s) during such completed calendar quarter, and resulting calculation pursuant to Paragraph 6.2 of earned royalty payment due STANFORD for such completed calendar quarter. Concurrent with the making of each such report, GEN-PROBE shall include payment due STANFORD of royalties for the calendar quarter covered by such report.

                  7.2 ACCOUNTING. GEN-PROBE agrees to keep records for a period of three (3) years showing the manufacturing, sales, use, and other disposition of products sold or otherwise disposed of under the license herein granted in sufficient detail to enable the royalties payable hereunder by GEN-PROBE to be determined, and further agrees to permit its books and records to be examined to the extent necessary to verify reports provided for in Paragraph 7.1 by an independent certified public accountant, provided that such audits occur no more than one (1) time per calendar year and provided further that accountant shall report to STANFORD only errors regarding calculation of royalties. Such examination is to be made by STANFORD, at the expense of STANFORD, except in the event that the results of the audit reveal a discrepancy in GEN-PROBE'S favor of ten percent (10%) or more, then the audit fees shall be paid by GEN-PROBE.

         8.       WARRANTY AND NEGATION OF WARRANTIES

                  8.1 Nothing in this Agreement is or shall be construed as:

                           (a)      A warranty or representation by STANFORD as
to the validity or scope of any Licensed Patent(s);

                                     S2.2-1.

                           (b)      A warranty or representation that anything
made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from of patents, copyrights, and other rights of third parties;

                           (c)      An obligation to bring or prosecute actions
or suits against third parties for infringement, except to the extent and in the circumstances described in Article 12; or

                           (d)      Granting by implication, estoppel, or
otherwise any licenses under patents of STANFORD or other persons other than Licensed Patent(s), regardless of whether such patents are dominant or subordinate to any Licensed Patent(s).

         8.2 EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, STANFORD MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE LICENSED PRODUCT(S) WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS OF THIRD PARTIES.

         9.       INDEMNITY

                  9.1 GEN-PROBE agrees to indemnify, hold harmless, and defend STANFORD and its trustees, officers, employees, students, and agents against any and all claims for death, illness, personal injury, property damage, and improper business practices arising out of the manufacture, use, sale, or other disposition of Invention, Licensed Patent(s), or Licensed Product(s) by GEN-PROBE, its sublicenses or their customers.

                  9.2 GEN-PROBE shall at all times comply, through insurance or self-insurance, with all statutory workers, compensation and employers, liability requirements covering any and all employees with respect to activities performed under this Agreement.

                  9.3 GEN-PROBE shall maintain, beginning on the first day GEN-PROBE or any GEN-PROBE sublicensee ships a therapeutics product manufactured by the licensed process, commercial general liability insurance, including products liability insurance, with minimum limits of liability of $5 million with reputable and financially secure insurance carrier(s) to cover the activities of GEN-PROBE and its sublicensee(s). Any and all such policies of insurance described in the previous sentence shall include as additional named insureds STANFORD, Stanford Health Services, their trustees, directors, officers, employees, students and agents, and shall provide that such policies may not, without 30 days prior written notice to STANFORD, be canceled or changed to materially adversely affect any such additional named insured's coverage. Such insurance shall be written to cover liability of such additional named insureds incurred beginning on the first day GEN-PROBE or any GEN-PROBE sublicensee ships a therapeutics product.

                                     S2.2-2.

                                   SCHEDULE 3

                     RESEARCH AND DEVELOPMENT BY DIAGNOCURE

PCA3 GENE EXPRESSION PROGRAM [...***...]

- Qualitative and quantitative characterization of the PCA3 gene expression:

         -        Qualitative study:
                  In-Situ Hybridization experiments to define the expression profile of PCA3 gene on tissues: prostate cancer with different Gleason Grades, BPH, PIN, PIA, ASAP, and normal cell phenotype. (These results will be an important part in the regulatory FDA filing of the section description of the target gene.)

         -        Quantitative analysis:
                  [...***...]

INCREMENTAL PRE CLINICAL AND CLINICAL STUDIES (EXAMPLES ONLY, TBD)

[...***...]

BIOLOGICAL SAMPLE ACCESS (DEVELOPMENT, PRE CLINICAL AND CLINICAL): [...***...] ARCHIVING

[...***...]

                                               *CONFIDENTIAL TREATMENT REQUESTED

                                      S3-4.